EXHIBIT 99.1

CONTACT:
Mary Woods, Public Relations
(805) 295-5600, ext. 2508
woodsm@3dsystems.com

John Foley or Jerry Freisleben
Foley/Freisleben LLC
(213) 955-0020
freisleben@folfry.com



                        3D SYSTEMS BEGINS SEARCH FOR NEW CEO
                        CURRENT CEO TO REMAIN AS CHAIRMAN


      VALENCIA, Calif., July 12, 1999 -- 3D Systems Corp. (Nasdaq NMS: TDSC) today announced that the company will begin a search for a chief executive officer to succeed Arthur B. Sims, who will continue to serve as chairman of the board. Mr. Sims will remain as chief executive until his successor has been chosen.

      Mr. Sims, age 61, will serve on the board's selection committee, which has retained the executive recruiting firm of McCray, Shriver, Eckdahl & Associates of Los Angeles to conduct the search.

      "During the 1990's, 3D Systems firmly established its position as the worldwide leader in solid imaging," Mr. Sims said. "In line with the company's management transition plan, we have initiated a search for a dynamic and highly qualified top executive to lead 3D Systems into the next decade, and oversee what we are confident will be an era of growth and opportunity for the company."


3D Systems Begins Search for CEO


      Mr. Sims joined 3D Systems in 1991 as chief executive officer, and has served as chairman since 1993.


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ABOUT 3D SYSTEMS

      3D Systems provides solid imaging products and services that allow users to move quickly from three-dimensional designs to finished parts, at a significantly lower cost and higher quality than more traditional methods. The company's systems utilize patented stereolithography (SLA) and 3D printing technologies, which fabricate solid objects from digital input. This process offers significant competitive advantages by substantially reducing the time and cost required to design, develop, and manufacture products.

      The company also licenses 3D Keltool, a commercially proven moldmaking solution that produces prototype, bridge, and production tooling inserts.
      Based in Valencia, Calif., 3D Systems was founded in 1986 and is recognized as the world technology and market leader in solid imaging. For additional information, visit the company's website at WWW.3DSYSTEMS.COM or phone (888) 337-9786, ext. 710.

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                  3D Systems and SLA are trademarks, and 3D Keltool and the 3D logo are registered trademarks, of 3D Systems.